Exhibit 99.1
One Gateway Center, Suite 702, Newton, MA 02458 USA
Clinical Data Announces Second Quarter Fiscal 2009 Financial Results
— Overall Revenues Increase 22%
— PGxHealth® Testing Revenues Climb 127%
— Cogenics® Service Business Revenues Rise 5%
NEWTON, Mass., November 4, 2008 — Clinical Data, Inc. (NASDAQ: CLDA) today announced results for its second fiscal quarter ended September 30, 2008, delivering another quarter of solid financial performance. Total revenue for the second quarter rose 22% to $8.8 million from $7.2 million for the same period a year ago, when excluding the impact associated with certain Cogenics Icoria grant funded research projects of $1.8 million which concluded in December 2007. Revenue for the six months ended September 30, 2008 increased $5.2 million, or 41%, to $18.0 million, compared to the same period a year ago, excluding the impact associated with grant funded research projects of $2.9 million in this period.
Clinical Data’s PGxHealth genetic testing services continued to show record growth increasing revenue by 127%, to $2.2 million, and 125%, to $4.1 million, for the three and six month periods ended September 30, 2008 compared to the same periods a year ago. Increasing revenues for the three and six month periods ended September 30, 2008 were driven primarily by sales of the Company’s FAMILION® cardiac tests.
Compared to the same periods in fiscal 2008, and excluding Cogenics Icoria grant revenues, the Company’s Cogenics genomic service business revenues grew by 5% and 27% for the three and six month periods ended September 30, 2008, respectively.
Second Quarter Highlights
Vilazodone™
•	Remained on track for a new drug application (NDA) filing by end of calendar year 2009

•	Second registration trial more than 75% enrolled and long-term safety study achieved first milestone of 300 patients receiving six months of treatment
Genetic and Pharmacogenetic Tests
•	Increased revenue from FAMILION genetic tests for inherited cardiac conditions sequentially by 20%, and by 127% for same period a year ago

•	Obtained additional positive coverage decisions for FAMILION tests, with 155 million covered lives to date, up from 100 million in beginning of calendar year 2008
Strategic Acquisitions
•	Acquired Adenosine Therapeutics, significantly expanding the Company’s therapeutics pipeline, including a late-stage product, Stedivaze™, for cardiac perfusion imaging
Recently Proposed Acquisition
•	On October 27, 2008, Clinical Data and Avalon Pharmaceuticals announced a definitive merger agreement that would significantly expand Clinical Data’s oncology business
o	All-stock transaction valued at $10 million, with contingent payment of up to $2.5 million of Clinical Data common stock payable upon achievement of certain milestones by Avalon
“During the quarter, we took a major step in enhancing our therapeutics pipeline through the acquisition of Adenosine Therapeutics,” said Drew Fromkin, President and Chief Executive Officer of Clinical Data. “More recently, we announced the proposed acquisition of Avalon Pharmaceuticals, which upon completion, will offer promising oncology drug candidates, relationships with large pharmaceutical clients, and a biomarker-based drug discovery platform to drive continued innovations and intellectual property. Together, these acquisitions will allow us to align our biomarker strategy with additional technologies, biomarkers, compounds, and expertise for developing and commercializing targeted therapeutics and diagnostics.”
Genomic Services
•	Increased Cogenics genomics service revenue 5% to $6.4 million

•	Established global genotyping supply agreement with H. Lundbeck A/S

•	Received Eli Lilly and Company’s Global Supplier Award
Corporate Financing
•	Completed a $25.0 million private placement, resulting in cash, cash equivalents and marketable securities of $52.1 million at September 30, 2008
Three Months Ended September 30, 2008 Compared to the Three Months Ended September 30, 2007
Excluding the impact associated with certain Cogenics Icoria grant funded research projects completed in December 2007, total revenue for the three months ended September 30, 2008 was $8.8 million, increasing 22%, or $1.6 million, from $7.2 million for the same period a year ago. Including the impact of the grant revenue totaling $1.8 million for the quarter, total revenues decreased by $239,000, or 3%, compared to the same period a year ago.
PGxHealth revenue for the three months ended September 30, 2008 was $2.4 million, increasing 111%, or $1.3 million, from $1.1 million for the same period a year ago. This increase was driven by $2.2 million in predictive tests sales, a 127% increase from last year’s sales of $1.0 million for the same period. As of September 30, 2008, PGxHealth was an approved Medicare provider for its genetic testing services, and a Medicaid provider in 37 states and the District of Columbia, up from just seven states in January 2008. To accelerate revenue growth, the Company expanded its PGxHealth sales force and added new genetic tests, such as the FAMILION test for Hypertrophic Cardiomyopathy (HCM), which was launched in May 2008.
Excluding the impact associated with certain Cogenics Icoria grant funded research projects completed in December 2007, Cogenics revenue was $6.4 million for the three months ended September 30, 2008, an increase of $322,000, or 5%, from $6.1 million for the same period in fiscal 2008. The increase was due primarily to the inclusion of a full quarter of Epidauros (Cogenics Germany) revenue. This was partially offset by a decrease in Cogenics’ core service lines compared to the prior year, due to an unusually robust second quarter in fiscal 2008. Including the Cogenics Icoria grant revenue of $1.8 million in fiscal year 2008, total Cogenics revenues decreased by $1.5 million, or 19%, to $6.4 million for the three months ended September 30, 2008, down from $7.9 million for the same period last year.
Gross profit margins increased to 28% for the three month period ended September 30, 2008, up from 19% for the same period a year ago. The increase in gross profit margins was driven primarily by the overall increase in revenue during the period and greater lab efficiencies.
Research and development expenses increased $6.5 million to $9.4 million, or 224%, from $2.9 million for the three months ended September 30, 2007. The increase was attributable primarily to the ongoing long-term safety and Phase III registration trials for vilazodone that began in December 2007 and March 2008, respectively, and to a lesser extent, costs incurred at Adenosine since the acquisition date.
Sales and marketing expenses increased $1.4 million to $3.6 million, or 62%, for the three months ended September 30, 2008, up from $2.2 million for the same period a year ago. The increase was due to the development of a new sales and marketing function within PGxHealth in September 2007, including the hiring of a new sales force and senior sales and marketing management, and the addition of Cogenics Germany’s sales and marketing expenses.
General and administrative expenses for the second quarter of fiscal 2009 were $7.3 million, an increase of 4%, or $256,000, from $7.1 million for the three months ended September 30, 2007. The increase was driven by a full quarter of Cogenics Germany expenses.
In the second quarter, the Company also reported a non-cash charge of purchased in-process research and development (IPR&D) expense totaling $52.1 million related to the August 4, 2008 acquisition of Adenosine Therapeutics. Estimates used in calculating IPR&D are based upon certain assumptions made regarding the value of the purchased assets, which in this case exceeded the initial purchase price.
Cash, cash equivalents and marketable securities were $52.1 million at September 30, 2008, which includes proceeds from a $25.0 million private placement completed in September 2008.
Six Months Ended September 30, 2008 Compared to the Six Months Ended September 30, 2007

Excluding the impact associated with the conclusion of Cogenics Icoria grant funded research projects of $2.9 million, revenue for the six months ended September 30, 2008 increased $5.2 million, or 41%, from $12.8 million to $18.0 million compared to the same period a year ago.
PGxHealth revenue for the six months ended September 30, 2008 increased $2.3 million, or 113%, to $4.4 million from $2.1 million for the same period a year ago. This increase was primarily driven by $2.3 million in sales of predictive tests, an increase of 125% from the same period a year ago. The introduction of PGxHealth’s new commercial sales and marketing team in September 2007 and increased coverage from third-party payers, such as Medicare and Medicaid, has had a significant impact on revenues.
Excluding the impact associated with Cogenics Icoria grants, Cogenics revenue increased $2.9 million, or 27% to $13.6 million for the six months ended September 30, 2008 compared to $10.7 million for the same period a year ago. The increase in revenue was due to the acquisition of Cogenics Germany with revenues of $2.4 million during the first half of the fiscal year ended September 30, 2008, compared to $253,000 for the same period a year ago. In addition, revenues from Cogenics’ core service lines increased $708,000, or 7%, from $10.5 million for the six months ended September 30, 2007 to $11.2 million for the six months ended September 30, 2008. Including the impact of Cogenics Icoria grants, Cogenics revenue remained flat at $13.6 million for the six months ended September 30, 2008 and 2007.
Gross profit margins increased from 20% for the six months ended September 30, 2007 to 27% for the same period in fiscal 2009. The increase was due to growing revenue and cost reduction activities within the Cogenics operations.
Research and development expenses increased $12.9 million, or 271%, from $4.8 million for the six months ended September 30, 2007 to $17.7 million for the same period in fiscal 2009. The increase was primarily related to the ongoing long-term safety and Phase III registration trials for vilazodone, which began in December 2007 and March 2008, respectively, and, to a lesser extent, costs incurred at Adenosine Therapeutics since the acquisition date.
Sales and marketing expenses increased $2.9 million, or 71%, from $4.1 million for the six months ended September 30, 2007 to $7.0 million for the same period in fiscal 2009. The increase was principally due to the new sales and marketing function within PGxHealth, including the hiring of a new sales force and senior level sales and marketing management, and costs incurred by Cogenics Germany for the six months ended September 30, 2008. Cogenics Germany was not acquired until August 23, 2007 and accordingly, there were minimal expenses included in sales and marketing expenses during the six months ended September 30, 2007.
General and administrative expenses increased $951,000, or 8%, from $12.5 million for the six months ended September 30, 2007 to $13.4 million for the same period in fiscal 2009. The increase was the result of additional costs incurred by Cogenics Germany of $1.0 million for the six months ended September 30, 2008 to $1.3 million from $289,000 for the period August 23, 2007 (date of acquisition) to September 30, 2007.
“Solid revenue growth again this quarter from our FAMILION family of genetic tests, the advancement of our vilazodone Phase III and long-term safety trials, and the achievement of other key objectives further demonstrates our ability to execute,” said Drew Fromkin. “Momentum is building with the growing adoption of our genetic tests among physicians, patients, and payers. This success is due to the contributions of our specialized cardiovascular sales and managed care force, enhanced lab infrastructure, expanded client and reimbursement services, and the important role that our genetic tests play in improving patient health.
In the coming quarters, we anticipate completing our Phase III registration trial of vilazodone for the treatment of depression, moving Stedivaze into Phase III trials for cardiac perfusion imaging, growing our genetic testing business with new and enhanced tests, and moving forward with the most promising compounds from our expanding pipeline alone, or in collaboration with leading experts, institutions and industry partners,” Mr. Fromkin added.
About Clinical Data, Inc.
Clinical Data is a global biotechnology company unlocking the potential of molecular discovery, From Targeted Science to Better Healthcare™. Its PGxHealth® division focuses on proprietary biomarker and pharmacogenetic test development, as well as targeted therapeutics to help predict drug safety and efficacy, thereby reducing health care costs and improving clinical outcomes. Its Cogenics® division provides genomics services to both research and regulated environments.

Through these divisions, Clinical Data is leveraging advances in molecular discovery to provide tangible benefits for patients, doctors, scientists and health plans worldwide. Visit the Company’s website at www.clda.com for more information.
CONTACT INFORMATION:
Theresa McNeely
Vice President, Corporate Communications
Clinical Data, Inc.
(617) 527-9933 X3373
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend(s)” and similar expressions are intended to identify such forward-looking statements. These statements include, but are not limited to, statements about forecasts of market growth, future revenue, benefits of the proposed merger, Clinical Data’s ability to successfully integrate the operations, business, technology and intellectual property obtained in all of our acquisitions; Clinical Data’s ability to obtain regulatory approval for, and successfully introduce its products; Clinical Data’s ability to expand its long-term business opportunities; financial projections and estimates and their underlying assumptions; and statements regarding future performance. All of such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: difficulties encountered in integrating merged businesses; approval of the transaction by the stockholders of Avalon; whether certain market segments grow as anticipated; whether any of our therapeutic products will advance further in the clinical trials process and whether and when, if at all, any of our therapeutic products will receive final approval from the U.S. Food and Drug Administration and equivalent foreign regulatory agencies and for which indications; whether our therapeutic products will be successfully marketed if approved; the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety; the strength of our intellectual property rights; competition from pharmaceutical, biotechnology and diagnostics companies; whether we will be able to develop or acquire additional products and attract new business and strategic partners; changes in government regulations, and changing relationships with customers, payers, suppliers and strategic partners; and those risks identified and discussed by Clinical Data in their filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Clinical Data does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Clinical Data’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended March 31, 2008, Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, and Current Reports on Form 8-K filed from time to time by Clinical Data You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.
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CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	March 31,
(In thousands)	2008	2008
	(UNAUDITED)
ASSETS
Current Assets:
Cash and cash equivalents	$41,200	$54,755
Marketable securities, at fair value	10,875	—
Accounts receivable, net	7,102	6,290
Prepaid expenses and other current assets	2,882	2,534

Total current assets	62,059	63,579

Marketable securities, at fair value	—	12,725
Property, plant and equipment, net	9,479	9,169
Goodwill & intangible assets, net	40,184	43,197
Other assets, net	508	778

TOTAL ASSETS	$112,230	$129,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt and capital leases	$8,069	$2,562
Accounts payable, accrued expenses and other liabilities	15,004	15,689

Total current liabilities	23,073	18,251

Long-Term Liabilities	39,781	5,122

Stockholders’ Equity	49,376	106,075

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$112,230	$129,448

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(In thousands, except per share amounts)	2008	2007	2008	2007
	(UNAUDITED)
Revenues	$8,832	$9,071	$18,021	$15,698
Cost of revenues	6,389	7,379	13,236	12,612

Gross profit	2,443	1,692	4,785	3,086

Operating expenses:
Research and development	9,411	2,901	17,693	4,768
Sales and marketing	3,647	2,258	6,965	4,081
General and administrative	7,333	7,077	13,422	12,483
Purchased in-process research and development	52,100	—	52,100	—

Total operating expenses	72,491	12,236	90,180	21,332

Operating loss	(70,048)	(10,544)	(85,395)	(18,246)
All other income, net	95	919	350	915

Loss from continuing operations before taxes	(69,953)	(9,625)	(85,045)	(17,331)
Provision for income taxes	(33)	(170)	(117)	(187)

Loss from continuing operations	(69,986)	(9,795)	(85,162)	(17,518)
(Loss) income from discontinued operations	(24)	(1,087)	288	1,223

Net loss	$(70,010)	$(10,882)	$(84,874)	$(16,295)

(Loss) income per basic and diluted share:
Continuing operations	$(3.30)	$(0.51)	$(4.04)	$(1.02)
Discontinued operations	—	(0.06)	0.01	0.07

Net loss	$(3.30)	$(0.57)	$(4.03)	$(0.95)

Weighted average shares: basic and diluted	21,233	19,194	21,070	17,130